                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  [x]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement           [ ]  Confidential, For Use of the
                                                Commission Only (as permitted
                                                by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             BOOKS-A-MILLION, INC.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

     [x]  No fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

          (1)  Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
          (2)  Aggregate number of securities to which transactions applies:

-------------------------------------------------------------------------------
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

-------------------------------------------------------------------------------
          (4)  Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
          (5)  Total fee paid:

-------------------------------------------------------------------------------


     [ ]  Fee paid previously with preliminary materials.


     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


          (1)  Amount previously paid:

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          (2)  Form, Schedule or Registration Statement No.:

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          (3)  Filing Party:

-------------------------------------------------------------------------------
          (4)  Date Filed:

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



                               BOOKS-A-MILLION(R)

                                                                    May 2, 1997

Dear Stockholder:

         You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Books-A-Million, Inc., which will be held at 10:00 a.m. on Wednesday, June 4, 1997 at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203.

         The principal business of the meeting will be (i) to elect a class of directors to serve a three-year term expiring in 2000 and (ii) to ratify the appointment by the Audit Committee of the Board of Directors of Arthur Andersen LLP to serve as the Company's independent auditor for the fiscal year ending January 31, 1998. During the meeting, we will also review the results of the past fiscal year and report on significant aspects of our operations during the first quarter of fiscal 1998.

         Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the postage-prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

                                          Sincerely yours,

                                          /s/ Clyde B. Anderson

                                          Clyde B. Anderson
                                          Chief Executive Officer and President

                             BOOKS-A-MILLION, INC.
                              402 INDUSTRIAL LANE
                           BIRMINGHAM, ALABAMA 35211

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         The 1997 Annual Meeting of Stockholders of Books-A-Million, Inc. will be held at 10:00 a.m. on Wednesday, June 4, 1997 at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203. The meeting is called for the following purposes:

         (1) To elect a class of directors for a three-year term expiring in 2000;

         (2) To ratify the appointment by the Audit Committee of the Board of Directors of Arthur Andersen LLP to serve as the Company's independent auditor for the fiscal year ending January 31, 1998; and

         (3) To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on April 11, 1997 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

                                         By Order of the Board of Directors,

                                         /s/ Cynthia W. Clark

                                         Cynthia W. Clark
                                         Secretary

May 2, 1997
Birmingham, Alabama

         IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED.

                             BOOKS-A-MILLION, INC.
                              402 INDUSTRIAL LANE
                           BIRMINGHAM, ALABAMA 35211

                                PROXY STATEMENT

         This Proxy Statement is furnished by and on behalf of the Board of Directors of Books-A-Million, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Wednesday, June 4, 1997 at The Harbert Center, 2019 Fourth Avenue North, Birmingham, Alabama 35203 and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the enclosed proxy card will be first mailed on or about May 2, 1997 to the Company's stockholders of record on the Record Date, as defined below.

         THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

                            SHARES ENTITLED TO VOTE

         Proxies will be voted as specified by the stockholder or stockholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $.01 par value per share (the "Common Stock"), of the Company represented thereby will be voted (i) FOR the election as directors of the nominees listed in this Proxy Statement, and (ii) FOR ratification of the appointment by the Audit Committee of the Board of Directors of Arthur Andersen LLP to serve as the Company's independent auditor for the Company's fiscal year ending January 31, 1998 ("fiscal 1998"). The submission of a signed proxy will not affect a stockholder's right to attend and to vote in person at the Annual Meeting. A stockholder who executes a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either a written revocation or an executed proxy bearing a later date or by attending and voting in person at the Annual Meeting.

         Only holders of record of Common Stock as of the close of business on April 11, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 17,427,593 shares of Common Stock (the "Shares") outstanding. Holders of Shares authorized to vote are entitled to cast one vote per Share on all matters. The holders of a majority of the Shares entitled to be voted must be present or represented by proxy to constitute a quorum. Shares as to which authority to vote is withheld and abstentions are counted in determining whether a quorum exists.

         Under Delaware law, directors are elected by the affirmative vote, in person or by proxy, of a plurality of the shares entitled to vote in the election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors.

         Ratification of the appointment of Arthur Andersen LLP as the Company's independent auditor for fiscal 1998, as well as any other matter that may properly come before the Annual Meeting, requires the affirmative vote of a majority of the Shares represented in person or by proxy and entitled to vote on such matter. Abstentions will be counted in determining the minimum number of votes required for approval and will, therefore, have the effect of votes against such proposal. Broker non-votes, those Shares held by a broker or nominee as to which such broker or nominee does not have discretionary voting power, will not be counted as votes for or against approval of such matters.

                       PROPOSAL I - ELECTION OF DIRECTORS

         The Board of Directors of the Company is divided into three classes of directors serving staggered terms of office. Upon the expiration of the term of office of a class of directors, the nominees for that class are elected for a term of three years to serve until the election and qualification of their successors. The current term of Mr. Clyde B. Anderson and Mr. Ronald G. Bruno expires upon the election and qualification of the directors to be elected at this Annual Meeting. The Board of Directors has nominated Mr. Anderson and Mr. Bruno for re-election to the Board of Directors at the Annual Meeting, to serve until the 2000 annual meeting of stockholders and until their successors are duly elected and qualified.

         All Shares represented by properly executed proxies received in response to this solicitation will be voted for the election of the directors as specified therein by the stockholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of the nominees listed in this Proxy Statement to the Board of Directors. The nominees have consented to serve as directors of the Company if elected. If at the time of the Annual Meeting either of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe that either of the nominees will be unable or will decline to serve as a director.

         Stockholders may withhold their votes from either or both of the nominees by so indicating in the space provided on the enclosed proxy card.

         Set forth below is certain information furnished to the Company by the director nominees and by each of the incumbent directors whose terms will continue following the Annual Meeting.

NOMINEES FOR ELECTION - TERM EXPIRING 2000

CLYDE B. ANDERSON
Age: 36

         Clyde B. Anderson has served as a director of the Company since August 1987. Mr. Anderson has served as the Chief Executive Officer of the Company since July 1992 and as the President of the Company since November 1987. From November 1987 to March 1994, Mr. Anderson also served as the Company's Chief Operating Officer. Mr. Anderson serves on the Board of Directors and the Compensation Committee of Hibbetts, Inc., a sporting goods retailer. Mr. Anderson and members of his immediate family hold approximately 13% of the outstanding common stock of Hibbetts, Inc. Mr. Anderson is the son of Charles
C. Anderson, the Chairman of the Company's Board of Directors.

RONALD G. BRUNO
Age: 45

         Ronald G. Bruno has served as the President of Bruno Capital Management Corporation, an investment company, since September 1995 and has served as a director of the Company since September 1992. Formerly, Mr. Bruno served as the Chairman and Chief Executive Officer of Bruno's, Inc., a supermarket retailing chain, for over five years. Mr. Bruno is a director of Bruno's, Inc., Russell Corporation, a sports apparel manufacturing company, and Southtrust Bank of Alabama, N.A.

            THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

INCUMBENT DIRECTOR - TERM EXPIRING 1998

CHARLES C. ANDERSON
Age: 62

         Charles C. Anderson has served as the Chairman of the Board of the Company for more than 27 years. He also served as the Chief Executive Officer of the Company from 1964 to July 1992. Mr. Anderson is the father of Clyde B.

Anderson.

INCUMBENT DIRECTORS - TERM EXPIRING 1999

R. LEW BURDETTE
Age: 38

         R. Lew Burdette has served as a director of the Company since March 1995. Mr. Burdette has served as the Company's Executive Vice President and Chief Operating Officer since April 1994, and from May 1989 to April 1994 he served as the Company's Vice President - Operations.

JOHN E. SOUTHWOOD
Age: 67

         John E. Southwood has served as a director of the Company since September 1992. Mr. Southwood served as Vice Chairman of Third National Corporation from January 1983 to December 1991 and Chairman of Third National Bank in Nashville, Tennessee from January 1985 to July 1989.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

         The Company's Board of Directors held five meetings during the Company's fiscal year ended February 1, 1997 ("fiscal 1997"). The Board has an Executive Committee, an Audit Committee and a Compensation Committee, but does not have a Nominating Committee. Each director attended all of the meetings of the Board and the committees of the Board on which he served.

         Committees of the Board of Directors. The Executive Committee consists of Messrs. Charles C. Anderson, Chairman of the Committee, Clyde B. Anderson and Ronald G. Bruno. The Executive Committee is authorized to exercise all of the power and authority of the Board of Directors in the management of the business and affairs of the Company, including, without limitation, the power and authority to declare a dividend, to authorize the issuance of stock and to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law. The authority of the Executive Committee does not extend to certain fundamental corporate transactions. The Committee does not hold regularly scheduled meetings but meets when necessary.

         The Audit Committee consists of Messrs. John E. Southwood, Chairman of the Committee, Charles C. Anderson and Ronald G. Bruno. The responsibilities of the Audit Committee include, in addition to such other duties as the Board may specify, recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, monitoring the Company's financial policies and control procedures and reviewing and monitoring the provision of non-audit services by the Company's auditors. The Audit Committee held two meetings in fiscal 1997.

         The Compensation Committee consists of Messrs. Ronald G. Bruno, Chairman of the Committee, Charles C. Anderson and John E. Southwood. The responsibilities of the Compensation Committee include, in addition to such other duties as the Board may specify, establishing salaries, bonuses and other compensation for the Company's executive officers and administering the Company's Stock Option Plan, Employee Stock Purchase Plan and Executive Incentive Plan. The Compensation Committee held one meeting in fiscal 1997.

         Compensation of Directors. Directors who are not employees of the Company receive an annual retainer fee of $10,000 and an attendance fee of $500 for each Board and committee meeting attended, as well as reimbursement of all out-of-pocket expenses incurred in attending all such meetings. In addition, the Company's non-employee directors are eligible to receive formula grants of stock options under the Company's Stock Option Plan.

         Under the Company's Stock Option Plan, each director who is not an employee of the Company or its subsidiary who is serving as a director on the last business day of each calendar year and who has served as such for more than one year shall automatically be granted options to purchase 6,000 shares of Common Stock from the Company at the "fair market value" of such Common Stock (as defined in the Stock Option Plan) on such date. Each of Messrs. Bruno and Southwood received a grant of options to purchase 6,000 shares of Common Stock at an exercise price of $6.875 per share on December 31, 1996. These options are currently exercisable and expire on the earlier of the sixth anniversary of the date of grant or 90 days after such individual ceases to be a director of the Company.

         Compliance with Section 16(a) of the Securities Exchange Act of 1934.
Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market, Inc. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers and greater than 10% stockholders complied during fiscal 1997 with all applicable Section 16(a) filing requirements.

BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table sets forth information concerning the beneficial ownership of Common Stock of the Company of (i) those persons known by management of the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table included elsewhere herein and (iv) all current directors and officers as a group. Such information is provided as of April 15, 1997. According to rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% percent of the outstanding Common Stock.

                                       Amount and Nature of        Percent of
Name of Beneficial Owner               Beneficial Ownership           Class
------------------------               --------------------           -----
Charles C. Anderson(1)                      3,130,520(2)                18.0

Joel R. Anderson(1)                         2,184,540(3)                12.5

Clyde B. Anderson(4)                        2,027,300(5)                11.6

R. Lew Burdette                                90,724(6)                   *

Ronald G. Bruno                                45,000(7)                   *

John E. Southwood                              27,667(8)                   *

Sandra B. Cochran                              53,628(9)                   *

Terrance G. Finley                             30,488(10)                  *

All current directors and
  officers as a group (7 persons)           5,405,327(11)               30.5

-------------------------

(1) The business address of Mr. Charles C. Anderson and Mr. Joel R. Anderson is 202 North Court Street, Florence, Alabama 35630. Mr. Charles C. Anderson is the Chairman of the Company's Board of Directors. His brother, Mr. Joel R. Anderson, does not serve as an officer or director of the Company.

(2) Includes 368,000 shares held in the Ashley Anderson Trust, as to which Mr. Anderson, as co-trustee, shares voting and investment power. This number of shares also includes 100,000 shares held by a charitable foundation of which Mr. Charles C. Anderson is the Chairman of the Board of Directors.

(3) Includes 100,000 shares held by a charitable foundation of which Mr. Joel R. Anderson is the Chairman of the Board of Directors.

(4) Mr. Clyde B. Anderson's business address is 402 Industrial Lane, Birmingham, Alabama 35211.

(5) Includes 100,000 shares held by a charitable foundation of which Mr. Clyde B. Anderson is a member of the Board of Directors and 104,200 shares subject to options exercisable on or before June 14, 1997.

(6) Includes 66,300 shares subject to options exercisable on or before June 14, 1997.

(7) Includes 32,000 shares subject to options exercisable on or before June 14, 1997.

(8) Includes 22,000 shares subject to options exercisable on or before June 14, 1997.

(9) Includes 46,900 shares subject to options exercisable on or before June 14, 1997.

(10) Includes 28,000 shares subject to options exercisable on or before June 14, 1997.

(11) Includes 299,400 shares subject to options exercisable on or before June 14, 1997.

                             EXECUTIVE COMPENSATION

         Pursuant to SEC rules for Proxy Statement disclosure of executive compensation, the Compensation Committee of the Board of Directors of the Company has prepared the following Report on Executive Compensation. The Committee intends that this report clearly describe the current executive compensation program of the Company, including the underlying philosophy of the program and the specific performance criteria on which executive compensation is based. This report also discusses in detail the compensation paid to the Company's Chief Executive Officer, Mr. Clyde B. Anderson, during fiscal 1997.

REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee, which consists of Messrs. Ronald G. Bruno (who served as Chairman throughout fiscal 1997), Charles C. Anderson and John
E. Southwood, was responsible for establishing salaries, bonuses and other compensation for the Company's executive officers for fiscal 1997, as well as for administering the Company's Stock Option Plan, Employee Stock Purchase Plan and Executive Incentive Plan. Each member of the Compensation Committee is a non-employee director other than Mr. Charles C Anderson, who is an executive officer of the Company.

         Compensation Policy. The Company's executive compensation policy is designed to provide levels of compensation that integrate compensation with the Company's annual and long-term performance goals and reward above-average corporate performance, thereby allowing the Company to attract and retain qualified executives. Specifically, the Company's executive compensation policy is intended to:

         - Provide compensation levels that are consistent with the Company's business plan, financial objectives and operating performance;

         - Reward performance that facilitates the achievement of the Company's business plan goals;

         - Motivate executives to achieve strategic operating objectives; and

         - Align the interests of executives with those of stockholders and the long-term interest of the Company by providing long-term incentive compensation in the form of stock options.

         In light of the Company's compensation policy, the components of its executive compensation program for fiscal 1997 were base salaries, cash bonuses and stock options.

         Base Salary. Each executive officer's base salary (including the Chief Executive Officer's base salary) is based upon a number of factors, including the responsibilities borne by the executive officer and his or her length of service to the Company. Each executive officer's base salary is reviewed annually and generally adjusted to account for inflation, the Company's financial performance, any change in the executive officer's responsibilities and the executive officer's overall performance. Factors considered in evaluating performance include financial results such as increases in sales, net income before taxes and earnings per share, as well as non-financial measures such as improvements in service and relationships with customers, suppliers and employees, employee safety and leadership and management development. These non-financial measures are subjective in nature. No particular weight is given by the Compensation Committee to any particular factor.

         Cash Bonuses. Each executive officer, including the Chief Executive Officer, is eligible to receive an annual cash bonus of up to 70% of his or her base salary at the time of the award. Cash bonuses generally are paid pursuant to a bonus program established at the beginning of a fiscal year in connection with the preparation of the Company's annual operating budget for such year. Under this bonus program, an executive officer (including the Chief Executive Officer) is eligible to receive a bonus upon the Company achieving certain pre-tax net income goals and the executive officer accomplishing certain individual performance goals related to his or her job functions.

         Stock Options. In September 1992, the Company adopted a Stock Option Plan under which executive officers, including the Chief Executive Officer, are eligible to receive stock options. In general, stock option awards are granted on an annual basis if warranted by the Company's growth and profitability. The Compensation Committee evaluates the Company's performance against pre-determined target levels of sales, net income before taxes and earnings per share in determining whether option grants are warranted and the aggregate amount of such grants. Under the Stock Option Plan, all stock options granted have had exercise prices no less than the fair market value (generally, the closing sale price of a share) of the Company's Common Stock on the date of grant. All options granted to date to employees become exercisable in equal annual increments over a five-year period. The Compensation Committee believes that these features serve to align the interests of executives with those of stockholders and the long-term interests of the Company. Options to purchase 215,000 shares of Common Stock were granted to a total of four executive officers in fiscal 1997. The amount of each executive officer's grant of stock options was based upon an evaluation of such executive officer's responsibilities and performance, the desirability of long-term service from the particular executive officer, the aggregate amount of prior stock option awards to the executive officer and the Company's overall financial performance. While the Compensation Committee has not established a target level of stock ownership by the Company's executive officers, it does encourage such ownership and intends to gradually increase the ownership of the Company's Common Stock by executive officers and other key employees.

         Executive Incentive Plan. During fiscal 1995, the Company adopted the Books-A-Million, Inc. Executive Incentive Plan (the "Incentive Plan"). The Incentive Plan provides for awards to certain executive officers of cash, shares of restricted stock or both, based on the achievement of specific pre-established performance goals during a three consecutive fiscal year performance period. No awards were made under the Incentive Plan during fiscal 1997.

         Compensation of Chief Executive Officer. During fiscal 1997, the Company's Chief Executive Officer, Mr. Clyde B. Anderson, earned compensation comprised of each of the three components of the Company's executive compensation program described above. The Compensation Committee established his compensation after reviewing the compensation packages of other chief executive officers of publicly-traded retailers (as reported in such companies' proxy statements). The Compensation Committee considered the size, location, revenues, earnings and capital structure of the retailers whose chief executive officers' compensation packages were reviewed, and attempted to provide Mr. Anderson with comparable compensation based upon the Committee's subjective comparison of the size, location, revenues, earnings and capital structure of the Company. In addition, the Compensation Committee awarded Mr. Anderson a bonus based upon the achievement of specific performance goals. During fiscal 1997, Mr. Anderson also received options to purchase 75,000 shares of Common Stock at an exercise price of $5.75 per share. Mr. Anderson's options have an exercise price equal to the fair market value (generally, the closing sale price of a share) of the Company's Common Stock on the date of grant and vest in equal annual increments over five years, as do the options granted to other executive officers of the Company.

         Limitations on Deductibility of Compensation. Under the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's five highest paid executive officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1,000,000. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1,000,000 limit. Although the Compensation Committee does not presently intend to award compensation in excess of the $1,000,000 limit, it will continue to address this issue when formulating compensation arrangements for the Company's executive officers.

                                   Mr.  Ronald G. Bruno (Chairman)
                                   Mr.  Charles C. Anderson
                                   Mr.  John E. Southwood

         The Report on Executive Compensation of the Compensation Committee of the Board of Directors shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this Proxy Statement or any part hereof in the Company's Annual Report to Stockholders or its Annual Report on Form 10-K.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Interlocks. As indicated above, the Compensation Committee of the Board of Directors consists of Messrs Ronald G. Bruno, Charles C. Anderson and John E. Southwood. During fiscal 1997, Mr. Charles C. Anderson, an executive officer and director of the Company, was also a director of the Company's wholly-owned subsidiary, American Wholesale Book Company, Inc. ("American Wholesale"), and Anderson News Corporation ("Anderson News"). During fiscal 1997, Mr. Charles C. Anderson also served as an executive officer and director of five companies and Mr. Clyde B. Anderson served as an executive officer of two companies owned or controlled by the Anderson family. Such companies are referred to herein as the "Other Companies." Messrs. Charles C. Anderson and Clyde B. Anderson, together with members of their immediate families, own 100% of the outstanding capital stock of Anderson News and Treat Entertainment, Inc. ("Treat") and a substantial portion of the outstanding capital stock of the Other Companies. Certain of such related companies have established compensation committees on which Messrs. Charles A. Anderson and Clyde B. Anderson participate.

         Certain Transactions. During fiscal 1997, the Company entered into certain transactions in the ordinary course of business with certain entities affiliated with Messrs. Charles C. Anderson and Clyde B. Anderson, each of whom, as indicated above, is an executive officer and director of the Company and an executive officer and/or director of certain of the Other Companies. The Board of Directors of the Company believes that all such transactions were on terms no less favorable to the Company than terms available from unrelated parties for comparable transactions. Significant activities with these entities are discussed in the following paragraphs.

         The Company and American Wholesale purchase certain of their books and collectibles from Treat. During fiscal 1997, such purchases from Treat totalled $2,794,592. The Company and American Wholesale also purchase certain of their paperback books, newspapers, comics, music and a substantial portion of their magazines from Anderson News. During fiscal 1997, purchases of these items from Anderson News totalled $20,325,098. The Company and American Wholesale also purchase certain gifts from time to time from ANCO Far East Importers, Inc., which is one of the Other Companies. Such purchases totalled $86,127 in fiscal 1997.

         During fiscal 1997, the Company and American Wholesale sold books to Treat and Anderson News in the amounts of $2,037,657 and $7,764,996, respectively.

         The Company leases its principal executive offices from a trust which was established for the benefit of the grandchildren of Mr. Charles C. Anderson. The lease extends to January 31, 2001 and the Company has an option to extend the term of this lease for five years. During fiscal 1997, the Company paid rent of approximately $120,000 to the trust under this lease. Anderson & Anderson LLC, one of the Other Companies, also leases three buildings to the Company. During fiscal 1997, the Company paid Anderson & Anderson LLC a total of $287,575 in connection with such leases.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         See "Compensation Committee Interlocks and Insider Participation - Certain Transactions" above for a description of certain transactions and relationships between the Company (or American Wholesale) and other entities affiliated with certain of its executive officers.

EXECUTIVE OFFICER COMPENSATION

         This section of the Proxy Statement discloses the compensation awarded, paid to or earned by, the Company's Chief Executive Officer and its four most highly compensated officers other than the Chief Executive Officer during fiscal 1997. Such executive officers are hereinafter referred to as the Company's "Named Executive Officers".

TABLE I - SUMMARY COMPENSATION TABLE

         The following table presents the total compensation of the Company's Named Executive Officers during each of the fiscal years set forth below.

                      TABLE I - SUMMARY COMPENSATION TABLE

                                                   Annual Compensation             Long-Term Compensation
                                                   -------------------             ----------------------
                                                                                    Number of Securities        All Other
                                            Fiscal      Salary        Bonus          Underlying Options       Compensation
                   Name                      Year         $           $(2)                 (#)(1)                  $
                   ----                     ------      ------       -------              ------            ----------------
------------------------------------------------------------------------------------------------------------------------------
Clyde B. Anderson                            1997        290,000       10,000             75,000                 5,565(3)
  Chief Executive Officer                    1996        275,000      149,200             35,000                 7,319(4)
  and President                              1995        250,000      125,000             35,000                 7,323(5)
------------------------------------------------------------------------------------------------------------------------------
Charles C. Anderson                          1997         80,000            0             50,000                   247(3)
  Chairman                                   1996         75,000       37,500                  0                   200(4)
                                             1995         70,000       35,000                  0                   129(5)
------------------------------------------------------------------------------------------------------------------------------
R. Lew Burdette                              1997        160,000        8,500             50,000(1)              5,261(3)
  Executive Vice President                   1996        150,000       82,100             27,500(2)              7,368(4)
  and Chief Operating Officer                1995        138,000       69,000             25,000(2)              7,282(5)
------------------------------------------------------------------------------------------------------------------------------
Sandra B. Cochran                            1997        144,000        6,500             50,000(1)              5,381(3)
  Executive Vice President and               1996        128,504       68,668             22,500(2)              6,924(4)
  Chief Financial Officer                    1995        117,500       58,750             20,000                 6,967(5)
------------------------------------------------------------------------------------------------------------------------------
Terrance G. Finley(6)                        1997        110,000        3,500             40,000(1)              5,143(3)
  Vice President-Merchandising               1996        100,000       53,600             15,000(2)              4,242(4)
------------------------------------------------------------------------------------------------------------------------------

(1) All of the options granted to the Company's Named Executive Officers become exercisable in 20% increments on the first, second, third, fourth and fifth anniversaries of the date of grant and expire six years from the date of grant (or earlier if the optionee dies or ceases to be employed full-time by the Company).

(2) In fiscal 1995, the Company's Board of Directors adopted the
Books-A-Million, Inc. Executive Incentive Plan and authorized R. Lew Burdette, Sandra B. Cochran and Terrance G. Finley to participate in such plan. However, because no awards were made under the Executive Incentive Plan during fiscal 1997, no amounts are included in the table with respect to such plan.

(3) For fiscal 1997, the amounts shown include (i) matching contributions by the Company to the Company's 401(k) savings plan ("Matching Contributions") of $4,785, $4,773, $4,946 and $4,815 on behalf of Clyde B. Anderson, R. Lew Burdette, Sandra B. Cochran and Terrance G. Finley, respectively, and life insurance premiums of $780, $247, $488, $435 and $328 paid by the Company on behalf of Clyde B. Anderson, Charles C. Anderson, R. Lew Burdette, Sandra B. Cochran and Terrance G. Finley, respectively.

(4) For fiscal 1996, the amounts shown include (i) matching contributions by the Company to the Company's 401(k) savings plan ("Matching Contributions") of $6,923, $6,972, $6,528 and $3,936 on behalf of Clyde B. Anderson, R. Lew Burdette, Sandra B. Cochran and Terrance G. Finley, respectively, and life insurance premiums of $396, $200, $396, $396 and $306 paid by the Company on behalf of Clyde B. Anderson, Charles C. Anderson, R. Lew Burdette, Sandra B. Cochran and Terrance G. Finley, respectively.

(5) For fiscal 1995, the amounts shown include (i) Matching Contributions of $6,999, $6,992 and $6,750 on behalf of Clyde B. Anderson, R. Lew Burdette and Sandra B. Cochran, respectively, and (ii) life insurance premiums of $324, $129, $290, and $217 paid by the Company on behalf of Clyde B. Anderson, Charles C. Anderson, R. Lew Burdette and Sandra B.
Cochran, respectively.

(6) Information with respect to Mr. Finley's salary, bonus and other compensation for fiscal 1995 has been excluded in accordance with the rules of the SEC.

TABLE II - OPTION GRANTS IN FISCAL 1997

         This table presents information regarding options granted to the Company's Named Executive Officers during fiscal 1997 to purchase shares of the Company's Common Stock. The Company has no outstanding stock appreciation rights ("SARs") and granted no SARs during fiscal 1997. In accordance with SEC rules, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

                    TABLE II - OPTION GRANTS IN FISCAL 1997



                                                                                                     Realizable Value
                                                  Individual Grants                                  At Assumed Annual
                         ----------------------------------------------------------------          Rates of Stock Price
                             Number of        Percent of                                             Appreciation for
                            Securities       Total Options                                              Option Term
                            Underlying        Granted to     Exercise Price    Expiration          ---------------------
          Name           Options Granted(1)    Employees        Per Share         Date                5%          10%
          ----           ---------------     -------------     -----------     ----------          ---------------------
Clyde B. Anderson             75,000             18.8%            $5.75          1/24/03           $146,666     $332,736
Charles C. Anderson           50,000             12.5%            $5.75          1/24/03           $ 97,777     $221,824
R. Lew Burdette               50,000             12.5%            $5.75          1/24/03           $ 97,777     $221,824
Sandra B. Cochran             50,000             12.5%            $5.75          1/24/03           $ 97,777     $221,824
Terrance G. Finley            40,000             10.0%            $5.75          1/24/03           $ 78,222     $177,459


(1) All of the options granted to the Company's Named Executive Officers become exercisable in 20% increments on the first, second, third, fourth and fifth anniversaries of the date of grant and expire six years from the date of grant or earlier if the optionee dies or ceases to be employed full-time by the Company.

TABLE III - OPTION EXERCISES IN FISCAL 1997 AND FISCAL 1997 YEAR-END OPTION
VALUES

         None of the Company's Named Executive Officers exercised any stock options during fiscal 1997. The following table shows the number of shares of Common Stock subject to exercisable and unexercisable stock options held by each of the Named Executive Officers as of February 1, 1997. The table also reflects the values of such options based on the positive spread between the exercise price of such options and $5.875, which was the closing sale price of a share of Common Stock reported in the Nasdaq National Market on January 31, 1997 (the last trading day prior to the end of the Company's fiscal year).

                 TABLE III - FISCAL 1997 YEAR-END OPTION VALUES

                                                   Number of Shares Subject to      Value of Unexercised
                                                     Unexercised Options at         In-the-Money Options
                                                        February 1, 1997             at February 1, 1997
         Name                                       Exercisable/Unexercisable     Exercisable/Unexercisable
         ----                                       -------------------------     -------------------------
Clyde B. Anderson                                         97,800/161,200                 $0 / $9,375
Charles C. Anderson                                             0/50,000                 $0 / $6,250
R. Lew Burdette                                           61,900/111,600                 $0 / $6,250
Sandra B. Cochran                                          43,900/97,600                 $0 / $6,250
Terrance G. Finley                                         26,400/69,600                 $0 / $5,000

PERFORMANCE GRAPH

         The following indexed line graph indicates the Company's total return to stockholders from November 9, 1992, the date on which the Company's Common Stock began trading on the Nasdaq National Market, to January 31, 1997, the last trading day prior to the Company's 1997 fiscal year end, as compared to the total return for the Nasdaq Composite Index and the Nasdaq Retail Trade Stock Index for the same period.

------------------------------------------------------------------------------------------------------------------------------------
                                  Nov. 9, 1992    Jan. 29, 1993   Jan. 28, 1994    Jan. 28, 1995    Feb. 2, 1996     Jan. 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
 Books-A-Million, Inc.                $100            $115             $154            $223             $138             $ 90
------------------------------------------------------------------------------------------------------------------------------------
 NASDAQ Composite Index               $100            $112             $130            $123             $174             $225
------------------------------------------------------------------------------------------------------------------------------------
 NASDAQ Retail Trade Stocks           $100            $106             $114            $101             $114             $140
------------------------------------------------------------------------------------------------------------------------------------



* The Company completed its initial public offering of Common Stock on November 9, 1992.

            PROPOSAL 2 - RATIFICATION OF INDEPENDENT PUBLIC AUDITOR

         The Audit Committee of the Company's Board of Directors has appointed Arthur Andersen LLP to serve as the Company's independent auditor for its current fiscal year (fiscal 1998). A representative of this firm is expected to attend the Annual Meeting to respond to questions from stockholders and to make a statement if he or she so desires.

         The Board of Directors believes it is in the Company's interest for the stockholders to have a role in ratifying the Audit Committee's selection of independent auditor. If the stockholders were to vote against ratification of Arthur Andersen LLP as the Company's independent auditor, the Audit Committee might select another independent auditing firm.

              THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
            VOTE IN FAVOR OF THE RATIFICATION OF ARTHUR ANDERSEN LLP
                  AS THE COMPANY'S INDEPENDENT PUBLIC AUDITOR.

                                 OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the Shares represented thereby in accordance with their best judgment.

                            SOLICITATION OF PROXIES

         The cost of the solicitation of proxies on behalf of the Company will be borne by the Company. In addition, directors, officers and other employees of the Company may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company's proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         Any proposal that a stockholder may desire to have included in the Company's proxy material for presentation at the 1998 annual meeting must be received by the Company at its executive offices at 402 Industrial Lane, Birmingham, Alabama 35211, Attention: Mr. Clyde B. Anderson, on or prior to December 31, 1997.

                                 ANNUAL REPORT

         The Company's Annual Report to Stockholders for Fiscal 1997 (which is not part of the Company's proxy soliciting material) is being mailed to the Company's stockholders with this proxy statement.

                                                                    May 2, 1997
                                                            Birmingham, Alabama

                                                                       APPENDIX
                      THIS PROXY IS SOLICITED ON BEHALF OF
                           THE BOARD OF DIRECTORS OF
                             BOOKS-A-MILLION, INC.

    The undersigned stockholder(s) of Books-A-Million, Inc., a Delaware corporation (the "Company"), hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 2, 1997, and hereby appoints Charles C. Anderson and Clyde B. Anderson, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 1997 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Wednesday, June 4, 1997 at The Harbert Center, Birmingham, Alabama, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

(1) To elect the nominees listed below to serve as directors of the Company for a three-year term expiring in 2000:

                Clyde B. Anderson                Ronald G. Bruno

[ ] FOR the nominees listed above,                         [ ]WITHHOLD authority to vote
  except as indicated below.                                 for both of the nominees listed
                                                           above.

             * To withhold authority for any individual nominee, mark "FOR"
               above and write the name of the nominee as to whom you wish to withhold authority in the space below:

--------------------------------------------------------------------------------

(2) To ratify the appointment by the Audit Committee of the Board of Directors of Arthur Andersen LLP to serve as the Company's independent auditor for fiscal 1998.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

(3) In their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment(s) thereof.

                             (Continued on Reverse Side)

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned stockholder(s). IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR PROPOSALS 1 AND 2 ABOVE AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                                                  Dated                  , 1997
                                                        -----------------

                                                  ------------------------------
                                                  Signature

                                                  ------------------------------
                                                  Signature (if held jointly)
                                                  Title or authority (if
                                                  applicable)

                                                  NOTE: Please sign exactly as
                                                  name appears hereon. If shares
                                                  are registered in more than
                                                  one name, the signature of all
                                                  such persons are required. A
                                                  corporation should sign in its
                                                  full corporate name by a duly
                                                  authorized officer, stating
                                                  his or her title. Trustees,
                                                  guardians, executors and
                                                  administrators should sign in
                                                  their official capacity,
                                                  giving their full title as
                                                  such. If a partnership, please
                                                  sign in the partnership name
                                                  by an authorized person.